Exhibit 99.1

Important Notice Concerning Limitations on
Trading in Equity Securities by Directors and
Executive Officers of Horace Mann Educators Corporation

This notice is to advise you that there will be a blackout period under the Horace Mann 401k Plan (the “401(k) Plan”), during which you will be prohibited from trading in securities issued by Horace Mann Educators Corporation (“HMEC”).
During the blackout period, the ability of the 401(k) to trade HMEC stock will be suspended in order to allow reconciliation of accounts in connection with the change in record keeper for the 401(k) from Mercer LLC to Transamerica Retirement Solutions LLC.
The blackout period is expected to begin on October 30, 2017 and end on or about November 10, 2017. While we expect a smooth transition, you will be notified if an extension of the blackout period is needed.
During the blackout period, you may not purchase, sell or otherwise acquire or transfer any equity securities of HMEC, such as stock of HMEC, or derivative securities, such as restricted stock units and common stock equivalent units, based on HMEC equity securities (collectively, "HMEC Securities"), unless a specific exemption applies.
By way of example, during the blackout period, you may not:

•	Engage in open market or private transactions in HMEC Securities.

•	Stop or start payroll deductions for the purchase of HMEC common stock through the Employee Monthly Stock Investment Program.

•	Exercise HMEC stock options.

•	Direct the transfer of funds in your 401(k) account into or out of the HMEC stock fund.

•	Allow HMEC Securities to be used to satisfy tax withholding obligations if your shares of restricted HMEC Securities vest.

However, you may:

•	Purchase or sell HMEC Securities pursuant to a pre-existing trading arrangement that satisfies the conditions of Rule 10b5-1(c).

•	Purchase HMEC Securities under the 401(k) to the extent your on-going employee deferrals during the blackout period are designated for investment in HMEC Securities.

•	Increase or decrease your HMEC Securities holdings in the event of a stock split, stock dividend or pro rata rights distribution. We do not expect such event to happen during the blackout period.

•	Acquire or dispose of HMEC Securities through a bona fide gift or a transfer by will or the laws of descent and distribution.

These prohibitions only apply to HMEC Securities acquired in connection with your service or employment as a director or executive officer of HMEC. However, there is a rebuttable presumption that any HMEC Securities sold during the blackout period were acquired in connection with your service for HMEC. This presumption may only be rebutted if you can trace the shares you sold, and demonstrate that you acquired them prior to your service with HMEC in a transaction unrelated to your service with HMEC.
If you engage in a transaction in HMEC Securities in violation of these restrictions, regardless of your intent, HMEC (or a HMEC shareholder acting on behalf of HMEC) may bring an action to recover any profits you realized as a result of the violation. In addition, the SEC may bring an action seeking to prevent a violation of the restrictions from taking place or to impose penalties or any other available remedies.
Nothing in this Notice effects other blackout periods established by HMEC.
Contact Donald M. Carley at 217-788-5767 with any questions that you may have concerning the blackout period or the trading restrictions.